Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
REPORT THIRD QUARTER RESULTS
CUYAHOGA FALLS, Ohio, November 11 — Associated Materials Incorporated (“AMI” or the “Company”) today announced third quarter 2005 net sales of $328.2 million, a 4.4% increase over net sales of $314.4 million for the same period in 2004. For the nine months ended October 1, 2005, net sales were $862.2 million or 5.1% higher than net sales of $820.3 million for the same period in 2004.
Net income for the third quarter of 2005 was $11.7 million. This compares to net income of $19.9 million for the same period in 2004. For the nine months ended October 1, 2005, net income was $12.1 million compared to net income of $27.5 million for the same period in 2004.
EBITDA (as defined below) for the third quarter of 2005 was $30.6 million. This compares to EBITDA of $43.7 million for the same period in 2004. Adjusted EBITDA (as defined below) for the third quarter of 2005 was $32.4 million compared to adjusted EBITDA of $43.7 million for the same period in 2004. Adjusted EBITDA for the quarter ended October 1, 2005 excludes one-time costs of $0.5 million associated with the closure of the Company’s Freeport, Texas manufacturing facility, $1.0 million of amortization related to prepaid management fees paid in connection with the December 2004 recapitalization transaction, and $0.3 million of foreign currency losses.
EBITDA was $56.6 million for the nine months ended October 1, 2005 compared to EBITDA of $79.1 million for the same period in 2004. For the nine months ended October 1, 2005, adjusted EBITDA was $64.5 million compared to adjusted EBITDA of $94.2 million for the same period in 2004. Adjusted EBITDA for the nine months ended October 1, 2005 excludes one-time costs of $4.0 million associated with the closure of the Company’s Freeport, Texas manufacturing facility, $3.0 million of amortization related to prepaid management fees paid in connection with the December 2004 recapitalization transaction, $0.6 million of foreign currency losses, and $0.3 million of non-cash stock compensation expense. Adjusted EBITDA for the nine months ended October 2, 2004 excludes a bonus paid to certain members of Company management and a director totaling approximately $14.5 million associated with the completion of the March 2004 dividend recapitalization and $0.6 million of foreign currency losses. A reconciliation of net income to EBITDA and to adjusted EBITDA is included below.
Mike Caporale, Chairman, President, and Chief Executive Officer, commented, “Our performance in the third quarter continued the trends we experienced in the first half of 2005 – the impact of increased selling prices was not enough to offset significantly higher commodity and fuel costs.”

Mr. Caporale continued, “In addition, commodity costs, particularly for vinyl resin and certain microingredients, have increased significantly in the fourth quarter of 2005 in the aftermath of Hurricanes Katrina and Rita. In October, we announced price increases to offset the impact of the cost increases; however, it is too soon to determine if these price increases will be sufficient to offset the cost increases. Although many of our suppliers, including our vinyl resin supplier, declared force majeure in response to the hurricanes, we have not experienced to date any interruption in the supply of our raw materials.”
Net sales increased 4.4%, or $13.8 million, during the third quarter of 2005 compared to the same period in 2004 driven primarily by price increases implemented during the first quarter of 2005 and during 2004 as well as increased sales volumes for windows. Gross profit in the third quarter of 2005 was $74.7 million, or 22.8% of net sales, compared to gross profit of $87.1 million, or 27.7% of net sales, in the third quarter of 2004. The decrease in gross profit margin percentage was primarily due to significantly increased costs in two of the Company’s key raw materials – vinyl resin and aluminum – which were partially offset by the impact of price increases. The Company estimates that commodity cost increases, net of price increases, negatively impacted gross profit for the third quarter of 2005 by approximately $2.3 million. Substantially higher freight costs, due primarily to fuel cost increases, and manufacturing inefficiencies which were incurred relating to the consolidation of the Freeport, Texas vinyl siding facility into the Ennis, Texas facility also had a negative impact on gross profit of approximately $2.6 million and $4.0 million, respectively, for the third quarter of 2005.
Selling, general and administrative expense was $48.6 million, or 14.8% of net sales, for the third quarter of 2005 versus $48.7 million, or 15.5% of net sales, for the same period in 2004. Excluding $1.0 million of amortization related to prepaid management fees paid in connection with the December 2004 recapitalization transaction, selling, general and administrative expenses decreased from the prior year as a result of decreased marketing expenses and lower bonus expense. These decreases were partially offset by increased expenses in the Company’s supply center network relating primarily to higher payroll costs and building and truck lease expenses, as well as expenses relating to new supply centers opened during the past twelve months. During the third quarter of 2005, the Company incurred additional facility closure costs of approximately $0.5 million relating to the closing of its Freeport, Texas manufacturing plant. Income from operations was $25.6 million for the third quarter of 2005 compared to $38.3 million for the same period in 2004.
Net sales increased by 5.1%, or $41.9 million, for the nine months ended October 1, 2005 compared to the same period in 2004 driven primarily by price increases along with increased sales volumes for vinyl windows. Gross profit for the nine months ended October 1, 2005 was $196.0 million, or 22.7% of net sales, compared to gross profit of $220.7 million, or 26.9% of net sales, for the same period in 2004. The decrease in gross profit margin percentage was primarily due to significantly increased costs of the Company’s key raw materials, partially offset by the impact of price increases, as well as increased freight costs and manufacturing inefficiencies which were incurred relating to the consolidation of the Freeport, Texas vinyl siding facility into the Ennis, Texas facility. Selling, general and administrative expense increased to $150.2 million, or 17.4% of net sales, for the nine months ended October 1, 2005 versus $142.2 million, or 17.3% of net sales, for the same period in 2004, due primarily to increased expenses in the Company’s supply center network. Selling, general and administrative expense for the nine months ended October 1, 2005 includes $3.0 million of amortization related to prepaid management fees paid in connection with the December 2004 recapitalization transaction and non-cash stock compensation expense of $0.3 million. During the nine months ended October 1, 2005, the Company incurred facility closure costs of approximately $4.0 million relating to the closing of its Freeport, Texas manufacturing plant. During the nine months ended October 2, 2004, the Company paid $14.5 million of bonuses to certain members of senior management and a director in conjunction with the March 2004 dividend recapitalization. Income from operations was $41.9 million for the nine months ended October 1, 2005 compared to $64.1 million for the same period in 2004.
The attached consolidating financial information for the quarters and for the nine months ended October 1, 2005 and October 2, 2004 includes AMI and the Company’s indirect parent company, AMH Holdings, Inc. (“AMH”), which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH’s consolidated net income was $5.4 million and $15.1 million for the third quarter of 2005 and 2004, respectively. For the nine months ended October 1, 2005, AMH incurred a consolidated net loss of $3.9 million compared to net income of $16.1 million for the same period in 2004.
In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $77.1 million by October 1, 2005, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13 5/8%, of which 10% will be paid in cash and 3 5/8% currently accrues to the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II debt, including that of its consolidated subsidiaries, was $723.6 million as of October 1, 2005.

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Management will host its third quarter earnings conference call on Friday, November 11th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (800) 559-2403 and the conference call identification number is 12911663. A replay of the call will be available through November 18, 2005 by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

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Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing, decking and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the Company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $25 billion. The firm now manages total investments in alternative assets of nearly $10 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
     This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of AMI’s and AMH’s management. The following factors, and others which are discussed in AMI’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
D. Keith LaVanway
Chief Financial Officer
(330) 922-2004
Cyndi Sobe
Vice President, Finance
(330) 922-7743

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended October 1, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	October 1,	October 1,	October 1,	October 1,
	2005	2005	2005	2005

Net sales	$328,249	$–	$–	$328,249

Gross profit	74,735	–	–	74,735

Selling, general and administrative expense	48,580	–	–	48,580

Facility closure costs	541	–	–	541

Income from operations	25,614	–	–	25,614

Interest expense, net	8,134	8,511	–	16,645
Foreign currency loss	267	–	–	267

Income (loss) before income taxes	17,213	(8,511)	–	8,702
Income taxes (benefit)	5,512	(2,223)	–	3,289

Income (loss) before equity income from subsidiaries	11,701	(6,288)	–	5,413
Equity income from subsidiaries	–	11,701	(11,701)	–

Net income	$11,701	$5,413	$(11,701)	$5,413

Other Data:
EBITDA (a)	$30,609
Adjusted EBITDA (a)	32,417

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended October 2, 2004
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	October 2,	October 2,	October 2,	October 2,
	2004	2004	2004	2004

Net sales	$314,408	$–	$–	$314,408

Gross profit	87,061	–	–	87,061

Selling, general and administrative expense	48,716	–	–	48,716

Income from operations	38,345	–	–	38,345

Interest expense, net	6,218	7,191	–	13,409
Foreign currency gain	(35)	–	–	(35)

Income (loss) before income taxes	32,162	(7,191)	–	24,971
Income taxes (benefit)	12,297	(2,386)	–	9,911

Income (loss) before equity income from subsidiaries	19,865	(4,805)	–	15,060
Equity income from subsidiaries	–	19,865	(19,865)	–

Net income	$19,865	$15,060	$(19,865)	$15,060

Other Data:
EBITDA (a)	$43,702
Adjusted EBITDA (a)	43,667

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Nine Months Ended October 1, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Nine Months	Nine Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	October 1,	October 1,	October 1,	October 1,
	2005	2005	2005	2005

Net sales	$862,182	$–	$–	$862,182

Gross profit	195,969	–	–	195,969

Selling, general and administrative expense	150,160	–	–	150,160

Facility closure costs	3,956	–	–	3,956

Income from operations	41,853	–	–	41,853

Interest expense, net	23,387	24,855	–	48,242
Foreign currency loss	556	–	–	556

Income (loss) before income taxes	17,910	(24,855)	–	(6,945)
Income taxes (benefit)	5,775	(8,773)	–	(2,998)

Income (loss) before equity income from subsidiaries	12,135	(16,082)	–	(3,947)
Equity income from subsidiaries	–	12,135	(12,135)	–

Net income (loss)	$12,135	$(3,947)	$(12,135)	$(3,947)

Other Data:
EBITDA (a)	$56,636
Adjusted EBITDA (a)	64,467

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Nine Months Ended October 2, 2004
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Nine Months	Nine Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	October 2,	October 2,	October 2,	October 2,
	2004	2004	2004	2004

Net sales	$820,331	$–	$–	$820,331

Gross profit	220,741	–	–	220,741

Selling, general and administrative expense	142,150	–	–	142,150

Transaction costs – bonuses	14,498	–	–	14,498

Income from operations	64,093	–	–	64,093

Interest expense, net	18,484	17,131	–	35,615
Foreign currency loss	580	–	–	580

Income (loss) before income taxes	45,029	(17,131)	–	27,898
Income taxes (benefit)	17,544	(5,747)	–	11,797

Income (loss) before equity income from subsidiaries	27,485	(11,384)	–	16,101
Equity income from subsidiaries	–	27,485	(27,485)	–

Net income	$27,485	$16,101	$(27,485)	$16,101

Other Data:
EBITDA (a)	$79,078
Adjusted EBITDA (a)	94,156

Selected Balance Sheet Data (in thousands)	(Unaudited)
	October 1, 2005
			AMH
	AMI	AMH	Consolidated
Cash	$3,811	$–	$3,811
Accounts receivable, net	178,827	–	178,827
Inventories	145,249	–	145,249
Accounts payable	121,817	–	121,817
Accrued liabilities	65,524	–	65,524
Total debt	339,563	306,926	646,489

	January 1, 2005
			AMH
	AMI	AMH	Consolidated
Cash (b)	$58,054	$–	$58,054
Accounts receivable, net	128,302	–	128,302
Inventories	114,787	–	114,787
Accounts payable	75,139	–	75,139
Accrued liabilities	57,015	–	57,015
Total debt	340,000	282,856	622,856

Selected Cash Flow Data for AMI (Unaudited) (in thousands)	Nine Months	Nine Months
	Ended	Ended
	October 1, 2005	October 2, 2004
Net cash provided by (used in) operating activities	$15,001	$(325)
Capital expenditures	18,961	16,970
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	4,562	–
Cash paid for interest	16,575	13,249
Cash paid (received) for income taxes	(3,551)	13,020
(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. The definition of EBITDA under the indentures governing the notes also excludes certain items. Adjusted EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. Adjusted EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of AMI’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

			Nine Months	Nine Months
	Quarter Ended	Quarter Ended	Ended	Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004

Net income	$11,701	$19,865	$12,135	$27,485
Interest expense, net	8,134	6,218	23,387	18,484
Income taxes	5,512	12,297	5,775	17,544
Depreciation and amortization	5,262	5,322	15,339	15,565

EBITDA	30,609	43,702	56,636	79,078
Foreign currency (gain) loss	267	(35)	556	580
Transaction costs – bonuses (c)	—	—	—	14,498
Amortization of management fee (d)	1,000	—	3,000	—
Stock compensation expense	—	—	319	—
Facility closure costs (e)	541	—	3,956	—

Adjusted EBITDA	$32,417	$43,667	$64,467	$94,156

(b)	Cash balances as of January 1, 2005 included $46.0 million of cash on hand to be used to fund remaining payments related to the December 2004 recapitalization transaction, of which (i) $33.7 million was distributed in January 2005 as a loan from AMI, through its direct and indirect parent companies, to AMH II for which a dividend was then declared by AMI and its direct and indirect parent companies in forgiveness of the intercompany loan, (ii) $8.0 million was paid in January and February of 2005 to satisfy promissory notes made by AMI for management and a director bonus related to the December 2004 recapitalization transaction and (iii) $4.3 million was paid in the first quarter of 2005 for fees related to the December 2004 recapitalization transaction.
(c)	Represents management and director bonuses paid in connection with the March 2004 dividend recapitalization.
(d)	Represents amortization of a prepaid management fee paid in connection with the December 2004 recapitalization transaction.
(e)	Represents one-time costs associated with the closure of the Freeport, Texas manufacturing facility consisting primarily of equipment relocation expenses. Total pre-tax expenses related to the Freeport closing were $8.5 million, including a $4.5 million pre-tax charge recorded in the fourth quarter of 2004.